Exhibit 10.22
Non-Employee Director Compensation
(Effective May 15, 2015)

Annual Cash Retainer:	$75,000

Meeting Attendance Fees:	None

Committee Chair Annual Cash Fees:	Audit: $25,000 Compensation & Management Development: $20,000 Nominating & Corporate Governance: $20,000 Operations & Reserves: $20,000

Annual Restricted Stock Award:	$200,000 of restricted stock on date of Annual Meeting Vests day before next Annual Meeting

Annual Lead Director Cash Fee:	$75,000